EXHIBIT 10.3

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

SERIES 3

KISS

“Purchase Price”	“Date of Issuance”

$25,000	July 17, 2018

FOR VALUE RECEIVED, Chopp, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of VEMANTI GROUP, INC. (the “Investor”), the principal sum of the Purchase Price, together with interest thereon from the Date of Issuance. Interest shall accrue at the Interest Rate. Unless earlier converted into Conversion Shares pursuant to Section 2, the principal and accrued interest shall be due and payable by the Company on demand by the Holder at any time after the Maturity Date. This KISS is one of a series of Series 3 KISSes issued by the Company to investors with identical terms and on the same form as set forth herein (except that the Investor, Purchase Price and Date of Issuance may differ in each KISS) (collectively, the “Series”).

1. Definitions.

(a) “Conversion Shares” shall mean:

(i) with respect to a conversion pursuant to Section 2.1, shares of the Company’s Preferred Stock issued in the Next Equity Financing; provided, however, that, at the Company’s election, “Conversion Shares” with respect to a conversion pursuant to Section 2.1 shall mean shares of a Shadow Series;

(ii) with respect to a conversion pursuant to Section 2.2, shares of the Company’s Common Stock; and

(iii) with respect to a conversion pursuant to Section 2.3, shares of a newly created series of the Company’s Series Seed Preferred Stock, upon the terms and provisions set forth in the most recent version of the Series Seed documents posted at www.seriesseed.com (or if not so posted, as reasonably agreed by the Company and a Majority in Interest); provided that, for the avoidance of doubt, the Conversion Price shall be determined pursuant to Section 1(b)(iii).

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(b) “Conversion Price” shall equal:

(i) with respect to a conversion pursuant to Section 2.1, the lower of (A) the product of (1) one (1) minus the Discount and (2) the price paid per share for Preferred Stock by the investors in the Next Equity Financing or (B) the quotient resulting from dividing (1) the Valuation Cap by (2) the Fully-Diluted Capitalization immediately prior to the closing of the Next Equity Financing;

(ii) with respect to a conversion pursuant to Section 2.2, the quotient resulting from dividing (A) the Valuation Cap by (B) the Fully-Diluted Capitalization immediately prior to the closing of the Corporate Transaction; and

(iii) with respect to a conversion pursuant to Section 2.3, the quotient resulting from dividing (A) the Valuation Cap by (B) the Fully-Diluted Capitalization immediately prior to the conversion.

(c) “Corporate Transaction” shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (iv) the liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a bona fide financing transaction shall not be deemed a “Corporate Transaction.”

(d) “Corporate Transaction Payment” shall mean an amount equal to all accrued and unpaid interest due on this KISS plus two times (2X) the Purchase Price.

(e) “Discount” shall mean twenty percent (20%).

(f) “Equity Securities” shall mean the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(g) “Financial Statements” shall mean an income statement, balance sheet, statement of stockholders’ equity, and/or a statement of cash flows, in each case as of the end of (i) each of the first three (3) fiscal quarters and (ii) each fiscal year of the Company.

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(h) “Fully-Diluted Capitalization” shall mean the number of shares of outstanding Common Stock of the Company on a fully-diluted basis, including (i) conversion or exercise of all securities convertible into or exercisable for Common Stock, (ii) exercise of all outstanding options and warrants to purchase Common Stock and, in the case of Section 1(b)(i) and 1(b)(iii) only, (iii) the shares reserved or authorized for issuance under the Company’s existing stock option plan or any stock option plan created or increased in connection with such transaction; but excluding, for this purpose, the conversion contemplated by the applicable provision of Section 2.

(i) “Holder” shall mean a member of the KISS Group that holds a KISS (including, without limitation, the Investor, for so long as the Investor holds this KISS).

(j) “Interest Rate” shall mean a rate of four percent (4%) per annum, compounded annually.

(k) “KISS” or “KISSes” shall mean the KISS instruments issued by the Company to Holders in the form hereof.

(l) “KISS Group” shall mean the holders of all KISSes in the Series, collectively.

(m) “Majority in Interest” shall mean members of the KISS Group holding a majority in interest of the aggregate Purchase Prices of all KISSes in the Series.

(n) “Maturity Date” shall mean May 19, 2019.

(o) “Next Equity Financing” shall mean the next sale (or series of related sales) by the Company of its Preferred Stock following the Date of Issuance from which the Company receives gross proceeds of not less than $1,000,000 (excluding the aggregate amount of securities converted into Preferred Stock in connection with such sale (or series of related sales)).

(p) “Participation Amount” shall mean an amount in US dollars equal to US$250,000.

(q) “Shadow Series” shall mean shares of a series of the Company’s Preferred Stock that is identical in all respects to the shares of Preferred Stock issued in the Next Equity Financing (e.g., if the Company sells Series A Preferred Stock in the Next Equity Financing, the Shadow Series would be Series A-1 Preferred Stock), except that the liquidation preference per share of the Shadow Series shall equal the Conversion Price (as determined pursuant to Section 1(b)(i)), with corresponding adjustments to any price-based antidilution and dividend rights provisions.

(r) “Valuation Cap” shall mean US$3,000,000.

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2. Conversion of the KISS.

2.1 Next Equity Financing. Upon the closing of the Next Equity Financing, this KISS will be automatically converted into that number of Conversion Shares equal to the quotient obtained by dividing the Purchase Price and unpaid accrued interest on this KISS by the Conversion Price. Notwithstanding the foregoing, accrued interest on this KISS may be paid in cash at the option of the Company. At least five (5) days prior to the closing of the Next Equity Financing, the Company shall notify the Investor in writing of the terms under which the Preferred Stock of the Company will be sold in such financing. The issuance of Conversion Shares pursuant to the conversion of this KISS shall be upon and subject to the same terms and conditions applicable to the Preferred Stock sold in the Next Equity Financing (or the Shadow Series, as applicable).

2.2 Corporate Transaction. In the event of a Corporate Transaction prior to the conversion of this KISS pursuant to Section 2.1 or 2.3, at Investor’s election, (i) this KISS shall be converted into that number of Conversion Shares equal to the quotient obtained by dividing the Purchase Price and unpaid accrued interest on this KISS by the Conversion Price; or (ii) the Investor shall be paid the Corporate Transaction Payment. At least ten (10) days prior to the closing of the Corporate Transaction, the Company shall notify the Investor in writing of the terms of the Corporate Transaction.

2.3 Maturity Conversion. Unless earlier converted to Conversion Shares or paid pursuant to Section 2.1 or 2.2, at the election of the Holder at any time on or after the Maturity Date, this KISS shall be converted into that number of Conversion Shares equal to the quotient obtained by dividing the Purchase Price and unpaid accrued interest on this KISS by the Conversion Price.

2.4 No Fractional Shares. Upon the conversion of this KISS into Conversion Shares, in lieu of any fractional shares to which the holder of this KISS would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the Conversion Price.

2.5 Mechanics of Conversion. As promptly as practicable after the conversion of this KISS, the Company at its expense will issue and deliver to the Holder, upon surrender of this KISS, a certificate or certificates for the number of Conversion Shares. Conversion of this KISS may be made contingent upon the closing of the Next Equity Financing or Corporate Transaction.

3. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Investor that:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

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3.2 Authorization. Except for the authorization and issuance of the Conversion Shares issuable in connection with the Next Equity Financing, a Corporate Transaction or an optional conversion on or after the Maturity Date, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this KISS. The Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this KISS the valid and enforceable obligations they purport to be, and this KISS, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.3 Offering. Subject in part to the truth and accuracy of the Investor’s representations set forth herein, the offer, sale and issuance of this KISS are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.4 Compliance with Other Instruments. The execution, delivery and performance of this KISS, and the consummation of the transactions contemplated hereby, will not constitute or result in a default, violation, conflict or breach in any material respect of any provision of the Company’s current Certificate of Incorporation or bylaws, or in any material respect of any instrument, judgment, order, writ, decree, privacy policy or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company.

3.5 Valid Issuance of Stock. The Conversion Shares, when issued, sold and delivered upon conversion of this KISS, will be duly authorized and validly issued, fully paid and nonassessable, will be free of restrictions on transfer other than restrictions on transfer set forth herein and pursuant to applicable state and federal securities laws and, based in part upon the representations and warranties of the Investor herein, will be issued in compliance with all applicable federal and state securities laws.

3.6 Intellectual Property. To its knowledge, the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of its business as now conducted and as presently proposed to be conducted without any known conflict with, or infringement of, the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.

3.7 Litigation. To the Company’s knowledge, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against the Company or any of its properties or any of its officers or managers (in their capacities as such). There is no judgment, decree or order against the Company, or, to the knowledge of the Company, any of its directors or managers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this KISS, or that could reasonably be expected to have a material adverse effect on the Company.

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4. Representations and Warranties of the Investor. In connection with the transactions provided for herein, the Investor hereby represents and warrants to the Company that:

4.1 Authorization. This KISS constitutes Investor’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Purchase Entirely for Own Account. Investor acknowledges that this KISS is issued to Investor in reliance upon Investor’s representation to the Company that the KISS will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.3 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this KISS. Investor also represents it has not been organized solely for the purpose of acquiring this KISS.

4.4 Accredited Investor. Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

4.5 Restricted Security. Investor understands that this KISS is characterized as a “restricted security” under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.

5. Miscellaneous.

5.1 Most Favored Nation. In the event the Company sells or issues any convertible instruments (other than the issuance of stock options to service providers of the Company) at any time prior to the earlier of (a) conversion of this KISS, (b) a Corporate Transaction or (c) payment in full of all outstanding principal and accrued interest in accordance with this KISS, the Company shall provide the Investor with written notice of such sale or issuance no later than five (5) days after the closing date thereof, including the price and terms of such convertible instruments (the “Subsequent Instruments”). In the event the Investor determines, in its sole and absolute discretion, that any Subsequent Instrument contains terms more favorable to the holder(s) thereof than the terms set forth in this KISS, the Investor may elect to exchange this KISS for a Subsequent Instrument.

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5.2 Major Investor Rights. In the event the Investor, together with its affiliates, purchases one or more KISSes with an aggregate Purchase Price equal to or exceeding $25,000 (a “Major Investor”), the Company shall provide such Major Investor with the following rights:

(a) Information Rights. To the extent that the Company prepares Financial Statements, the Company shall deliver to the Major Investor such Financial Statements upon request, as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company and within ninety (90) days after the end of each fiscal year of the Company. Such Financial Statements shall be in reasonable detail and prepared on a consistent basis. Additionally, regardless of whether the Company prepares Financial Statements, the Company shall deliver to the Major Investor such information relating to the financial condition, business or corporate affairs of the Company as such Major Investor may from time to time reasonably request. Notwithstanding anything to the contrary in this Section 5.2(a), the Company shall not be obligated under this Section 5.2(a) to provide information that (x) it deems in good faith to be a trade secret or highly confidential information or (y) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and the Investor agrees to maintain the confidentiality of all of the information provided to the Investor under this Section 5.2(a) and agrees not to use such information other than for a purpose reasonably related to the Investor’s investment in the Company.

(b) Participation Rights. Each time the Company proposes to offer any Equity Securities at any time through and including the closing of the Next Equity Financing, the Company shall provide the Major Investor with at least ten (10) business days prior written notice of such offering, including the price and terms thereof. The Major Investor shall have a right of first offer to participate in such offering(s), on the same terms and for the same price as all other investors in such offering(s), by purchasing an aggregate number of Equity Securities (whether in one offering or across multiple offerings) valued at up to the Participation Amount. The Major Investor’s right of first offer set forth in this Section 5.2(b) shall be subject to compliance with applicable federal and state securities laws.

(c) “Major Inv estor” Rights. The Company shall ensure that the Major Investor shall be deemed to be a “Major Investor” (or such similar term) for all purposes, including, without limitation, rights of first offer and information rights, in relevant financing documents related to all subsequent sales of Equity Securities, to the extent such concept exists.

5.3 Payment. All payments, if any, shall be made in lawful money of the United States of America. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal or the Corporate Transaction Payment, as applicable. Prepayment of principal, together with accrued interest, may not be made without the prior written consent of the Investor. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

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5.4 Costs, Expenses and Attorneys’ Fees; Indemnity. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this KISS in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this KISS shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies. If any action at law or in equity is necessary to enforce or interpret the terms of this KISS, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company shall indemnify and hold the Investor harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of the Investor’s counsel, which the Investor may directly or indirectly suffer or incur by reason of the failure of the Company to perform any of its obligations under this KISS or any agreement executed in connection herewith; provided, however, that the indemnity agreement contained in this Section 5.4 shall not apply to liabilities which the Investor may directly or indirectly suffer or incur by reason of the Investor’s own gross negligence or willful misconduct.

5.5 Security. This KISS is a general unsecured obligation of the Company.

5.6 Successors and Assigns. The terms and conditions of this KISS shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this KISS without the prior written consent of the Holder. The Holder may assign any or all of its rights under this KISS to another party without any restrictions with a 30-day written notice to the Company.

5.7 Governing Law. This KISS shall be governed by and construed under the laws of the State of California as applied to other instruments made by California residents to be performed entirely within the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.8 Notices. All notices and other communications given or made pursuant to this KISS shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

5.9 Financing Agreements. The Investor understands and agrees that the conversion of the KISS into Conversion Shares may require the Investor’s execution of certain agreements relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities. The Investor agrees to execute all such agreements in connection with the conversion so long as the issuance of Conversion Shares issued pursuant to the conversion of this KISS are subject to the same terms and conditions applicable to the Preferred Stock sold in the Next Equity Financing (or the Shadow Series or Series Seed Preferred Stock, as applicable).

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5.10 Severability. If one or more provisions of this KISS are held to be unenforceable under applicable law, such provision shall be excluded from this KISS and the balance of the KISS shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.11 Acknowledgement. For the avoidance of doubt, it is acknowledged that the Investor shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company or as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Stock or Preferred Stock underlying the Conversion Shares that occur prior to the conversion of the KISS.

5.12 Further Assurance. From time to time, the Company shall execute and deliver to the Investor such additional documents and shall provide such additional information to the Investor as the Investor may reasonably require to carry out the terms of this KISS and to be informed of the financial and business conditions and prospects of the Company.

5.13 Transfer of a KISS. Subject to compliance with applicable federal and state securities laws, this KISS and all rights hereunder are transferable in whole or in part by the Investor to any person or entity upon written approval of the Company. If the Company does not provide written approval for a transfer within 30 days of receiving written notice of intent to transfer, the Company shall be obligated to buy back the KISS on the same terms.

5.14 Entire Agreement; Amendments and Waivers. This KISS and the other KISSes in the Series constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. The Company’s agreements with each Holder are separate agreements, and the sales of the KISSes to each Holder are separate sales. Nonetheless, any term of the KISSes in the Series may be amended and the observance of any term of the KISSes in the Series may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority in Interest; provided, however, that Sections 2.2, 5.2 (if and only if Investor is a Major Investor), 5.3, 5.6, 5.13 and 5.14 may not be amended or waived without the written consent of the Investor. Any waiver or amendment effected in accordance with this Section 5.14 shall be binding upon the Company and each current and future member of the KISS Group.

5.15 Exculpation Among Holders. Each Holder acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Holder agrees that no other Holder nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Holder shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the KISSes.

[Signature Page Follows]

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6. Approval. The Company hereby represents that its Board of Directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this KISS based upon a reasonable belief that the Purchase Price provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the Purchase Price primarily for the operations of its business, and not for any personal, family or household purpose.

CHOPP, INC.

By:

Name:	Truong Nguyen

Title:	CEO

Address:	300 Berry St. Unit 305
San Francisco, CA 94158

ACKNOWLEDGED AND AGREED:

By:

Name:	Tan Tran

Title:	President / CEO

Address:	5000 Birch Street, 3rd Floor - West Tower
Newport Beach, CA 92620

SignaturePageto Series3 KISS